UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2010

BRIGHAM EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-34224	75-2692967
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Bridgepoint Pkwy, Bldg. Two, Suite 500, Austin, Texas	78730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 427-3300

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 10, 2010, Brigham Oil & Gas, L.P. (“Borrower”), Brigham Exploration Company (the “Company”) and Brigham Inc. (the “GP” and together with Borrower and the Company, collectively, “Brigham”) entered into a Seventh Amendment (the “Seventh Amendment”) to Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) among Brigham, each of the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders.
The Seventh Amendment permits the Company to issue senior notes so long as (i) immediately before and after such issuance no event of default would exist under the Credit Agreement, (ii) the cash interest rate on the senior notes issued is less than 10% per annum, (iii) the senior notes issued do not prohibit prior repayments of advances under the Credit Agreement, are not secured and do not impose materially more restrictive financial ratio maintenance covenants than the Credit Agreement, and (iv) the maximum aggregate principal amount of senior notes outstanding (after giving effect to the repurchase of the Company’s 9 5/8% Senior Notes due 2014) will not exceed $300 million. This will allow the Company to issue up to $250 million principal amount of senior notes due 2018 in a private offering as described in Item 8.01 below.
Additionally, pursuant to the Seventh Amendment, the Company has agreed that it will not make any scheduled principal payments on its senior notes prior to maturity unless all advances under the Credit Agreement have been paid in full, the letter of credit exposure has been cash collateralized and the Borrower has agreed not to request any further advances under the Credit Agreement until after the next borrowing base redetermination.
A copy of the Seventh Amendment is attached hereto as Exhibit 10.48 and is incorporated herein by reference. The description of the Seventh Amendment in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Seventh Amendment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See “Item 1.01—Entry into a Material Definitive Agreement” for a description of the Seventh Amendment.

Item 8.01.	Other Events.
On September 13, 2010, the Company announced that it plans to offer $250 million principal amount of senior notes due 2018 (“New Senior Notes”). The Company also announced that it has commenced a cash tender offer for any and all of the $160 million aggregate principal amount outstanding of its 9 5/8% Senior Notes due 2014 (the “Outstanding Notes”) and a solicitation of consents to amend the indenture governing the Outstanding Notes.
The Company intends to use the net proceeds from the New Senior Notes offering to purchase up to $160 million principal amount of the Outstanding Notes pursuant to a tender offer. The remaining net proceeds will be used to fund a portion of the Company’s 2011 capital budget and for general corporate purposes, including to redeem or otherwise acquire any remaining Outstanding Notes not purchased pursuant to the tender offer.
The New Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The New Senior Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.
Copies of the two press releases relating to the offering of New Senior Notes and the tender offer and consent solicitation are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed as part of this current report on Form 8-K:

Exhibit No.	Item
10.48	Seventh Amendment to the Fourth Amended and Restated Credit Agreement dated as of June 29, 2005 between the Company and the banks named therein.
99.1	Press release dated September 13, 2010 relating to the offering of New Senior Notes.
99.2	Press release dated September 13, 2010 relating to the tender offer and consent solicitation.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY
Date: September 13, 2010	By:	/s/ EUGENE B. SHEPHERD, JR.
		Name:	Eugene B. Shepherd, Jr.
		Title:	Executive Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Item
10.48	Seventh Amendment to the Fourth Amended and Restated Credit Agreement dated as of June 29, 2005 between the Company and the banks named therein.
99.1	Press release dated September 13, 2010 relating to the offering of New Senior Notes.
99.2	Press release dated September 13, 2010 relating to the tender offer and consent solicitation.